EXHIBIT 99.1

Compass Therapeutics Announces CEO Transition

BOSTON, May 28, 2024 (GLOBE NEWSWIRE) -- Compass Therapeutics, Inc. (Nasdaq: CMPX), a clinical-stage, oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics to treat multiple human diseases, today announced that its Board of Directors has appointed Thomas Schuetz, M.D., Ph.D., President of Research and Development and Vice Chair of the Board of Directors of the Company, as President and Chief Executive Officer of the Company, effective May 28, 2024.

Vered Bisker-Leib, Ph.D., M.B.A., has stepped down as Chief Executive Officer and as a member of the Board of Directors of the Company, effective May 28, 2024. Dr. Bisker-Leib will continue to be available to the Company as a Senior Consultant for the next 15 months.

“I am very enthusiastic to return to my prior role as CEO at Compass. I continue to be pleased with the advancement of our clinical programs, and I am excited to work closely with our team to achieve our upcoming, key clinical milestones,” said Dr. Schuetz.

"Vered has been a valued member of our executive team," added Carl L. Gordon, Chairman of the Board. "We thank Vered for her significant contributions to Compass and wish her the very best in her future endeavors."

About Compass Therapeutics

Compass Therapeutics, Inc. is a clinical-stage oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics to treat multiple human diseases. Compass’s scientific focus is on the relationship between angiogenesis, the immune system, and tumor growth. The Company pipeline of novel product candidates is designed to target multiple critical biological pathways required for an effective anti-tumor response. These include modulation of the microvasculature via angiogenesis-targeted agents, induction of a potent immune response via activators on effector cells in the tumor microenvironment, and alleviation of immunosuppressive mechanisms used by tumors to evade immune surveillance. Compass plans to advance its product candidates through clinical development as both standalone therapies and in combination with proprietary pipeline antibodies based on supportive clinical and nonclinical data. The Company was founded in 2014 and is headquartered in Boston, Massachusetts. For more information, visit the Compass Therapeutics website at https://www.compasstherapeutics.com.

Investor Contact
ir@compasstherapeutics.com

Media Contact
Anna Gifford, Senior Manager of Communications
media@compasstherapeutics.com
617-500-8099